Exhibit 10.25

AMENDMENT TO DEVELOPMENT AND LICENSE AGREEMENT (this “Agreement”), effective as of October 19, 2016 modifies the Development and License Agreement effective as of May 2, 2016 (the “Effective Date”), and also cancels the amendment to this agreement dated October 6, 2016 between GLYTECH LLC, a Delaware limited liability company with offices at 2711 Centerville Road, Wilmington, DE, as licensor (“Glytech”), and NEURORX, INC., a corporation organized under the laws of the State of Delaware, with offices at 913 North Market Street, Suite 200, Wilmington, DE, as licensee (“NeuroRx”).

Glytech possesses certain proprietary information and technology related to rapid-onset therapy for treatment resistant depression (collectively, and as more definitively described below, the “Licensed Technology”).

NeuroRx wishes to acquire, and Glytech desires to grant to NeuroRx, a license to the Licensed Technology to research, develop, manufacture, have manufactured, sell, have sold and market products utilizing the Licensed Technology and to provide related Know-How, on the terms and conditions set forth herein.

Glytech and NeuroRx have agreed on a three-phase development strategy, consisting of an initial financing round and a second financing round, both of which have occurred prior to the Effective Date, followed by a larger financing round, which financing rounds were and will be led by Dr. Jonathan C. Javitt as the initial Chief Executive Officer of NeuroRx.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, and for the mutual promises and covenants disclosed herein, the parties agree as follows:

1.     Amended and Restated Agreement; Definitions

1.1

Amended and Restated Agreement. The parties acknowledge and agree that, as of the Effective Date, this Amendment modifies the May 2, 2016 agreement. The parties further acknowledge that the modification signed on October 6, 2016 is cancelled.

1.2

Effective Date of the Modification. The Modification to the agreement shall become effective upon the sale by NeuroRx of Preferred B1 Shares of stock in an amount which exceeds $5 million upon terms approved by NeuroRx’s board including the Glytech Shareholder..

2.1     Terms of the Modification. The definition of Third Financing Round, as defined on page 16 of the Development and License agreement, shall be modified as follows:

“Third Financing Round” shall mean a transaction or a series of transactions (excluding the first two financing rounds that occurred after the Original Effective Date and prior to the Effective Date and the proceeds thereof) involving the issuance of Third Financing Shares of NeuroRx, or the equivalent thereof (including a transaction involving an initial public offering of NeuroRx), resulting in aggregate gross proceeds to NeuroRx of at least ~~$20,000,000~~ $5,000,000 (Five Million USD) for the purpose of organizing and conducting, to the extent necessary to support Regulatory Approval, one or more clinical studies, including but not limited to a pivotal trial for the first Product using the Licensed Technology.

All other terms of the Development and License agreement shall remain in full force and effect.

Agreed to this 19th day of October 2016

GLYTECH LLC		NEURORX INC.

By:	/s/ Daniel C. Javitt	/s/ Jonathan C. Javitt
Name:	Daniel C. Javitt, PhD, MD	Jonathan C. Javitt, MD, MPH
Title:	Managing Member	CEO and President

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